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              Consent of Independent Certified Public Accountants



The Board of Directors and Stockholders
Healthcare Merger Company, Inc.


We consent to the use of our report dated January 4, 1999, included herein, with respect to the consolidated financial statements of Healthcare Merger Company, Inc. as of September 30, 1998 and for the period from March 9, 1998 (date of inception) to September 30, 1998 and to the reference to our Firm under the heading "Experts" in the Prospectus.

Our report dated January 4, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                             /s/  KPMG LLP
                                             ------------------------


New York, New York
February 5, 1999